UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  October 22, 2013

LNB BANCORP, INC.
(Exact name of registrant as specified in its charter)
Ohio	0-13203	34-1406303
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
457 Broadway, Lorain, Ohio	44052-1769
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (440) 244-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2013, the Board of Directors of LNB Bancorp, Inc. (the “Company”) elected Frederick D. DiSanto as a member of the Company’s Board of Directors, effective immediately, on the unanimous recommendation of the Governance Committee of the Board of Directors.  Mr. DiSanto has been elected as a Class I director to serve a term expiring at the Company’s 2014 Annual Meeting of Shareholders.

Mr. DiSanto, 51, has served as the Chief Executive Officer of Ancora Advisors, LLC, a registered investment advisor, since January 2006. Mr. DiSanto served as Executive Vice President and Manager of Fifth Third Bank’s Investment Advisors Division from 2000 to 2006, overseeing investment management, private banking, trust and banking services. From 1998 until 2000, Mr. DiSanto served as President and Chief Operating Officer of Maxus Investment Group and was responsible for its marketing, sales, financial and general operations. Prior to that, Mr. DiSanto served as managing partner of Gelfand Partners Asset Management from 1991 until its merger with Maxus Investment Group in 1997. Mr. DiSanto began his investment career in 1985 with McDonald Investments. Mr. DiSanto currently is a director of W.F. Hann & Sons, an HVAC Company. In addition, Mr. DiSanto serves as Chairman of the Greater Cleveland Sports Commission and on the Board of the Greater Cleveland Film Commission.  Mr. DiSanto currently is a trustee of Case Western Reserve University. Mr. DiSanto earned his Bachelor degree in Management Science and his Masters of Business Administration from Case Western Reserve University.  Mr. DiSanto previously served as a director of PVF Capital Corp., a publicly-traded financial holding company, from July 2010 until it was acquired in October 2013.

There is no arrangement or understanding between Mr. DiSanto and any other person pursuant to which Mr. DiSanto was elected as a director of the Company.  Mr. DiSanto has not entered into any related party transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

Exhibits - 99.1     Press Release issued October 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LNB BANCORP, INC.

(Registrant)

Date:	October 24, 2013	By:	/s/ Gary J. Elek
Gary J. Elek
Chief Financial Officer